Exhibit 99.4

CONSENT OF LEHMAN BROTHERS INC.

Board of Directors

Lincoln National Corporation

1500 Market Street, Suite 3900

Centre Square - West Tower

Philadelphia, PA 19102-2112

Re:  Amendment No. 1 to Registration Statement on Form S-4 of Lincoln National Corporation (File No. 333-130226)

Members of the Board:

We understand that Lincoln National Corporation (“Lincoln”) has determined to include our opinion letter, dated October 9, 2005, to the Board of Directors of Lincoln, in the Joint Proxy Statement/Prospectus relating to the proposed merger involving Lincoln and Jefferson-Pilot Corporation, which Joint Proxy Statement/Prospectus forms a part of the above referenced Registration Statement, as amended. In that regard, we hereby consent to the inclusion of our opinion letter as Annex D to the above referenced Registration Statement, and to the references thereto under the captions “Summary—Opinions of our Financial Advisors - Opinions of LNC’s Financial Advisors,” “The Merger - Background of the Merger,” “The Merger—LNC’s Reasons for the Merger and Recommendation of LNC’s Board of Directors” and “The Merger—Opinions of Financial Advisors—Opinions of LNC’s Financial Advisors” in the above referenced Registration Statement, as amended. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement, as amended, within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ LEHMAN BROTHERS INC.
LEHMAN BROTHERS INC.

February 8, 2006